AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made as of the 1st day of April, 2006 between OCCULOGIX, INC. (the “Corporation”), a corporation incorporated under the laws of the State of Delaware, and Nozhat Choudry who resides in the City of Oakville in the Province of Ontario (hereinafter referred to as the “Employee”).

WHEREAS the Corporation and the Employee entered into an employment agreement, dated as of February 10, 2006, setting forth the rights and obligations of each of them with respect to the Employee’s employment with the Corporation (the “Employment Agreement”);

AND WHEREAS the Corporation and the Employee have agreed that it would be in the best interests of both of them to increase the Employee’s compensation;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in the Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee agree as follows:

1.	Capitalized terms used in this Amending Agreement but not defined shall have the respective meanings attributed to such terms in the Employment Agreement.

2.	From and as of the date of this Amending Agreement, the Basic Salary shall be $200,000.

3.
Notwithstanding Section 5.2 and Schedule 5.2 of the Employment Agreement, from and as of the date of this Amending Agreement, in respect of each full Year of Employment during the Employment Period, the Employee shall be entitled to receive a maximum of 50 percent of the Basic Salary as bonus remuneration based upon performance and other criteria agreed upon by the Chairman and Chief Executive Officer and the President and Chief Operating Officer of the Corporation and approved by the Compensation Committee of the Board of Directors of the Corporation. In respect of the First Year of Employment, the bonus payable, if any, shall be pro rated to the proportion that the number of days in the First Year of Employment is to 365. For greater certainty, for purposes of calculating the bonus payable in respect of the First Year of Employment, if any, with respect to the period between February 10, 2006 and March 31, 2006 inclusive, the provisions of Schedule 5.2 of the Employment Agreement prior to the date hereof shall apply, without giving effect of this Amending Agreement.

4.	The Employment Agreement remains in full force and effect, unamended, other than as amended by this Amending Agreement.

5.
This Amending Agreement may be signed by facsimile and in counterpart, and each such counterpart will constitute an original document, and such counterparts, taken together, will constitute one and the same instrument.

6.	This Amending Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

7.	The Employee acknowledges that:

(a)	she has had sufficient time to review and consider this Amending Agreement thoroughly;

(b)	she has read and understands the terms of this Amending Agreement and her obligations under the Employment Agreement, as amended by this Amending Agreement;

(c)	she has been given an opportunity to obtain independent legal advice, and such other advice as she may desire, concerning the interpretation and effect of this Amending Agreement; and

(d)
this Amending Agreement is entered into voluntarily and without any pressure and that her continued employment with the Corporation has not been made conditional on execution and delivery by her of this Amending Agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

/s/ Nozhat Choudry
Signature of Witness		Nozhat Choudry

Name of Witness (please print)
OCCULOGIX, INC.
	By:	/s/ Thomas P. Reeves
Thomas P. Reeves
President and Chief Operating Officer